Exhibit 1.2

CHINA UNICOM LIMITED (Stock code: 762)

(Incorporated in Hong Kong with limited liability under the Companies Ordinance)

ANNOUNCEMENT

The Board is pleased to disclose the operational statistics of the Group for the month of June 2005.

The Board of the Company (the “Board”) is pleased to disclose the operational statistics of the Company and its subsidiaries (collectively the “Group”) for the month of June 2005.

Operational Statistics for the month of June 2005 and the comparative figures for the previous month are as follows:-

		June 2005	May 2005
1.	CELLULAR BUSINESS:
	Aggregated Number of GSM Cellular Service Subscribers	89.614 million	88.759 million
	- Post-paid Subscribers	45.325 million	44.984 million
	- Pre-paid Subscribers	44.289 million	43.775 million
	Aggregated Net Addition in 2005 of GSM Cellular Service Subscribers	5.347 million	4.492 million
	- Post-paid Subscribers	2.482 million	2.140 million
	- Pre-paid Subscribers	2.865 million	2.352 million
	Aggregated Number of CDMA Cellular Service Subscribers	30.920 million	30.470 million
	- Post-paid Subscribers	28.563 million	28.174 million
	- Pre-paid Subscribers	2.357 million	2.296 million
	Aggregated Net Addition in 2005 of CDMA Cellular Service Subscribers	3.106 million	2.656 million
	- Post-paid Subscribers	2.739 million	2.351 million
	- Pre-paid Subscribers	0.367 million	0.305 million

2.	INTERNATIONAL & DOMESTIC LONG DISTANCE TELEPHONE SERVICES:
	Aggregated Usage Volume in 2005 of Outgoing Calls of Circuit Switched Long Distance Telephone (minutes)	5.5398 billion	4.5071 billion
	- Domestic Long Distance	5.4566 billion	4.4389 billion
	- International, Hong Kong, Macau & Taiwan Long-Distance	0.0832 billion	0.0682 billion
	Aggregated Usage Volume in 2005 of Outgoing Calls of IP Telephone (minutes)	7.4035 billion	6.1078 billion
	- Domestic Long Distance	7.3339 billion	6.0499 billion
	- International, Hong Kong, Macau & Taiwan Long-Distance	0.0696 billion	0.0579 billion

3.	INTERNET SERVICES:
	Aggregated Number of Internet Subscribers	8.347 million	8.869 million

Notes:

1.                       All the Aggregated Numbers recorded for the months of May 2005 and June 2005 are aggregated data reported at 24:00 on 31 May 2005 and 30 June 2005 respectively.

2.                       The accounting period of all Aggregated Net Additions in 2005 and all Aggregated Usage Volumes in 2005 for the month of June 2005 is the period commencing from 0:00 on 1 January 2005 to 24:00 on 30 June 2005 respectively.

Caution Statement

The Board wishes to remind investors that the above operational statistics for the months of May and June 2005 are based on the Group’s internal records. Investors are cautioned not to unduly rely on such statistics. In the meantime, investors are advised to exercise caution in dealing in the shares of the Company.

The Board of Directors of the Company comprises of:

Executive Directors:	Chang Xiaobing, Shang Bing, Tong Jilu, Li Qiuhong, Lo Wing Yan, William and Ye Fengping
Non-executive Director:	Liu Yunjie
Independent Non-executive Directors:	Wu Jinglian, Shan Weijian and Cheung Wing Lam, Linus

By Order of the Board CHINA UNICOM LIMITED YEE FOO HEI Company Secretary

Hong Kong, 19 July 2005